Exhibit 3.4

ADVOCATEN • NOTARISSEN •

BELASTINGADVISEURS

• NautaDutilh

OPRICHTING	INCORPORATION
(unofficial translation)
van	of
AERCAP AVIATION SOLUTIONS B.V.	AERCAP AVIATION SOLUTIONS B.V.
akte van 10 april 2012	deed of 10 April 2012
Amsterdam
Brussel
Londen
Luxemburg
New York
Rotterdam

NautaDutilh N.V.

PD/WB/rp

AKTE VAN OPRICHTING

AERCAP AVIATION SOLUTIONS B.V.

Heden, tien april tweeduizend twaalf, verscheen voor mij, mr. Wijnand Hendrik Bossenbroek, notaris te Amsterdam: de heer mr. Pieter Jacob van Drooge, werkzaam ten kantore van mij, notaris, te 1077 XV Amsterdam, Strawinskylaan 1999, geboren te Enschede op dertien juni negentienhonderd eenentachtig, te dezen handelend als schriftelijk gevolmachtigde van AerCap Holdings N.V., een naamloze vennootschap, statutair gevestigd te Amsterdam (adres: 1117 CE Luchthaven Schiphol, Stationsplein 965 AerCap House, handelsregisternummer: 34251954), hierna te noemen: de “Oprichtster”.

De comparant, handelend als gemeld, verklaarde bij deze een besloten vennootschap met beperkte aansprakelijkheid op te richten, welke wordt geregeerd door de volgende

STATUTEN

NAAM EN ZETEL

Artikel 1

1.1 De vennootschap is genaamd: AerCap Aviation Solutions B.V.

1.2 Zij is gevestigd te Amsterdam.

DOEL

Artikel 2

De vennootschap heeft ten doel:

a. het aangaan van financieringscontracten, met name financial en operational leaseovereenkomsten, met betrekking tot vliegtuigen en helikopters, vliegtuigen helikoptermotoren, (reserve)onderdelen van vliegtuigen en helikopters, alsmede met betrekking tot alle daarmee verband houdende technische benodigdheden en alle andere technische benodigdheden welke de vennootschap passend acht;

b. het aangaan van servicecontracten ter ondersteuning van bovengenoemde overeenkomsten;

c. het verkrijgen, exploiteren en vervreemden van alle hiervoor genoemde voorwerpen;

d. het deelnemen in, het financieren van, het samenwerken met, het voeren van directie over en het verlenen van adviezen en andere diensten aan rechtspersonen en andere ondernemingen met een soortgelijk of aanverwant doel;

e. het verkrijgen, exploiteren en/of vervreemden van industriële en intellectuele eigendomsrechten;

f. het lenen, uitlenen en bijeenbrengen van gelden, daaronder begrepen het uitgeven van obligaties, schuldbrieven of andere waardepapieren, alsmede het aangaan van daarmee samenhangende overeenkomsten;

g. het verstrekken van zekerheden voor schulden van rechtspersonen of andere vennootschappen; en

h. het verrichten van al hetgeen met het vorenstaande in de ruimste zin verband houdt of daartoe bevorderlijk kan zijn.

KAPITAAL EN AANDELEN

Artikel 3

3.1. Het maatschappelijk kapitaal van de vennootschap bedraagt negentigduizend euro (EUR 90.000). Het is verdeeld in negentigduizend (90.000) aandelen van één euro (EUR 1) elk.

3.2. De aandelen luiden op naam en zijn doorlopend genummerd van 1 af.

3.3. Er worden geen aandeelbewijzen uitgegeven.

3.4. De vennootschap mag leningen met het oog op het nemen of verkrijgen van aandelen in haar kapitaal verstrekken tot ten hoogste het bedrag van haar uitkeerbare reserves. Een besluit van de directie tot het verstrekken van een lening, bedoeld in de vorige zin, behoeft goedkeuring van de algemene vergadering van aandeelhouders, hierna ook te noemen: de algemene vergadering.

De vennootschap houdt een niet uitkeerbare reserve aan tot het uitstaande bedrag van de in dit lid genoemde leningen.

UITGIFTE VAN AANDELEN

Artikel 4

4.1. De algemene vergadering besluit tot uitgifte van aandelen; de algemene vergadering stelt de koers en de verdere voorwaarden van uitgifte vast.

4.2. Uitgifte van aandelen geschiedt nimmer beneden pari.

4.3. Uitgifte van aandelen geschiedt bij notariële akte met inachtneming van het bepaalde in artikel 2:196 Burgerlijk Wetboek.

4.4. Bij uitgifte van aandelen alsook bij het verlenen van rechten tot het nemen van aandelen heeft een aandeelhouder geen voorkeursrecht.

4.5. De vennootschap is niet bevoegd haar medewerking te verlenen aan de uitgifte van certificaten van aandelen.

STORTING OP AANDELEN

Artikel 5

5.1. Aandelen worden slechts tegen volstorting uitgegeven.

5.2. Storting moet in geld geschieden, voor zover niet een andere inbreng is overeengekomen.

5.3. Storting in geld kan in vreemd geld geschieden, indien de vennootschap daarin toestemt.

VERKRIJGING EN VERVREEMDING VAN EIGEN AANDELEN

Artikel 6

6.1. De directie kan met machtiging van de algemene vergadering de vennootschap een zodanig aantal volgestorte aandelen in haar eigen kapitaal onder bezwarende titel doen verkrijgen, dat het nominale bedrag van de te verkrijgen en van de reeds door de vennootschap en haar dochtermaatschappijen tezamen gehouden aandelen in haar kapitaal niet meer dan de helft van het geplaatste kapitaal bedraagt en onverminderd het daaromtrent overigens in de wet bepaalde.

6.2. Ten aanzien van vervreemding door de vennootschap van door haar verkregen aandelen in haar eigen kapitaal is artikel 4 lid 1 van overeenkomstige toepassing. Een besluit tot vervreemding van zodanige aandelen omvat de goedkeuring, als bedoeld in artikel 2:195 lid 3 Burgerlijk Wetboek.

AANDEELHOUDERSREGISTER

Artikel 7

7.1. De directie houdt een aandeelhoudersregister overeenkomstig de daartoe door de wet gestelde eisen.

7.2. De directie legt het register ten kantore van de vennootschap ter inzage van de aandeelhouders.

OPROEPINGEN EN MEDEDELINGEN

Artikel 8

8.1. Oproepingen aan aandeelhouders geschieden bij al dan niet aangetekende brief, verzonden aan de adressen vermeld in het aandeelhoudersregister.

8.2. Mededelingen aan de directie geschieden bij al dan niet aangetekende brief, verzonden aan het kantoor van de vennootschap of aan de adressen van alle directeuren.

WIJZE VAN LEVERING VAN AANDELEN

Artikel 9

De levering van aandelen geschiedt bij notariële akte met inachtneming van het bepaalde in artikel 2:196 Burgerlijk Wetboek.

BLOKKERINGSREGELING

Artikel 10

10.1. Overdracht van aandelen in de vennootschap, daaronder niet begrepen vervreemding door de vennootschap van door haar verkregen aandelen in haar eigen kapitaal, kan slechts geschieden met inachtneming van de leden 2 tot en met 7 van dit artikel.

10.2. De aandeelhouder die een of meer aandelen wil overdragen, behoeft daartoe de goedkeuring van de algemene vergadering.

10.3. De overdracht moet plaats vinden binnen drie maanden nadat de goedkeuring is verleend of wordt geacht te zijn verleend.

10.4. De goedkeuring wordt geacht te zijn verleend, indien de algemene vergadering niet gelijktijdig met de weigering van de goedkeuring aan de verzoeker opgaaf doet van een of meer gegadigden, die bereid zijn al de aandelen, waarop het verzoek om goedkeuring betrekking heeft, tegen contante betaling te kopen, tegen de prijs, vastgesteld op de wijze als omschreven in lid 5; de vennootschap zelf kan slechts met goedkeuring van de verzoeker als gegadigde worden aangewezen. De goedkeuring wordt eveneens geacht te zijn verleend, indien de algemene vergadering niet binnen zes weken na het verzoek om goedkeuring op dat verzoek heeft beslist.

10.5. De verzoeker en de door hem aanvaarde gegadigden zullen in onderling overleg de in lid 4 bedoelde prijs vaststellen. Bij gebreke van overeenstemming geschiedt de vaststelling van de prijs door een onafhankelijke deskundige, aan te wijzen door de directie en de verzoeker in onderling overleg.

10.6. Indien de directie en de verzoeker omtrent de aanwijzing van de onafhankelijke deskundige geen overeenstemming bereiken, geschiedt die aanwijzing door de Voorzitter van de Kamer van Koophandel en Fabrieken, in welker gebied de vennootschap haar hoofdvestiging heeft.

10.7. Zodra de prijs van de aandelen door de onafhankelijke deskundige is vastgesteld, is de verzoeker gedurende een maand na de prijsvaststelling vrij te beslissen, of hij zijn aandelen aan de aangewezen gegadigden zal overdragen.

BESTUUR

Artikel 11

11.1. De vennootschap wordt bestuurd door een directie, bestaande uit een of meer directeuren. De algemene vergadering bepaalt het aantal directeuren. Een rechtspersoon kan tot directeur worden benoemd.

11.2. Directeuren worden benoemd door de algemene vergadering. De algemene vergadering kan hen te allen tijde schorsen en ontslaan.

11.3. De algemene vergadering stelt de arbeidsvoorwaarden van de directeuren vast.

11.4. Ingeval van belet of ontstentenis van een of meer directeuren zijn de overblijvende directeuren of is de enig overblijvende directeur tijdelijk met het bestuur belast. Ingeval van belet of ontstentenis van alle directeuren of de enige directeur is de persoon, die de algemene vergadering daartoe heeft aangewezen casu quo zal aanwijzen, tijdelijk met het bestuur belast. Ingeval van ontstentenis neemt de in de vorige zin bedoelde persoon zo spoedig mogelijk de nodige maatregelen teneinde een definitieve voorziening te doen treffen.

BESLUITVORMING VAN DE DIRECTIE

Artikel 12

12.1. De directie kan, met inachtneming van deze statuten, een reglement opstellen, waarin aangelegenheden, haar intern betreffende, worden geregeld. Voorts kunnen de directeuren, al dan niet bij reglement, hun werkzaamheden onderling verdelen.

12.2. De directie vergadert, zo dikwijls een directeur het verlangt. Zij besluit bij volstrekte meerderheid van de uitgebrachte stemmen.

Bij staking van stemmen beslist de algemene vergadering.

12.3. De directie kan ook buiten vergadering besluiten nemen, mits dit schriftelijk, telegrafisch, per telex of per telecopier geschiedt en alle directeuren zich voor het desbetreffende voorstel uitspreken.

12.4. De directie zal zich gedragen naar de door de algemene vergadering gegeven aanwijzingen betreffende de algemene lijnen van het te voeren financiële, sociale, economische en het personeelsbeleid.

12.5. De directie behoeft de goedkeuring van de algemene vergadering voor duidelijk in een daartoe strekkend besluit van de algemene vergadering omschreven besluiten.

VERTEGENWOORDIGING. PROCURATIEHOUDERS

Artikel 13

13.1. De directie, zomede iedere directeur afzonderlijk, is bevoegd de vennootschap—te vertegenwoordigen.

13.2. Indien een directeur in privé een overeenkomst met de vennootschap sluit of in privé enigerlei procedure tegen de vennootschap voert, kan de vennootschap ter zake worden vertegenwoordigd door een van de andere directeuren, tenzij de algemene vergadering daartoe een persoon aanwijst of de wet op andere wijze in de aanwijzing voorziet. Zodanige persoon kan ook zijn de directeur, te wiens aanzien het strijdig belang bestaat. Indien een directeur op een andere wijze dan in de eerste zin van dit lid omschreven een belang heeft, dat strijdig is met dat van de vennootschap, is hij, evenals iedere andere directeur, bevoegd de vennootschap te vertegenwoordigen.

13.3. De directie kan aan een of meer personen, al dan niet in dienst van de vennootschap, procuratie of anderszins doorlopende vertegenwoordigingsbevoegdheid verlenen. Tevens kan de directie aan personen als in de vorige zin bedoeld, alsook aan andere personen mits in dienst van de vennootschap, zodanige titel toekennen, als zij zal verkiezen.

ALGEMENE VERGADERINGEN

Artikel 14

14.1. De jaarlijkse algemene vergadering wordt binnen zes maanden na afloop van het boekjaar gehouden.

14.2. De agenda voor deze vergadering bevat in ieder geval de vaststelling van de jaarrekening en de bepaling van de winstbestemming, tenzij de termijn voor het opmaken van de jaarrekening is verlengd.

In die algemene vergadering wordt de persoon, bedoeld in artikel 11 lid 4, aangewezen en wordt voorts behandeld, hetgeen met inachtneming van de leden 5 en 6 van dit artikel, verder op de agenda is geplaatst.

14.3. Een algemene vergadering wordt bijeengeroepen zo dikwijls de directie of een aandeelhouder het wenselijk acht.

14.4. De algemene vergaderingen worden gehouden in de gemeente waar de vennootschap haar statutaire zetel heeft.

In een elders gehouden algemene vergadering kunnen slechts geldige besluiten worden genomen, indien het gehele geplaatste kapitaal is vertegenwoordigd.

14.5. Aandeelhouders en vruchtgebruikers en pandhouders met stemrecht worden tot de algemene vergadering opgeroepen door de directie, door een directeur of door een aandeelhouder. Bij de oproeping worden de te behandelen onderwerpen steeds vermeld.

14.6. De oproeping geschiedt niet later dan op de vijftiende dag voor die van de vergadering.

Was die termijn korter of heeft de oproeping niet plaats gehad, dan kunnen geen wettige besluiten worden genomen, tenzij het besluit met algemene stemmen wordt genomen in een vergadering, waarin het gehele geplaatste kapitaal vertegenwoordigd is.

Ten aanzien van onderwerpen die niet in de oproepingsbrief of in een aanvullende oproepingsbrief met inachtneming van de voor oproeping gestelde termijn zijn aangekondigd, vindt het bepaalde in de vorige zin overeenkomstige toepassing.

14.7. De algemene vergadering benoemt zelf haar voorzitter. De voorzitter wijst de secretaris aan.

14.8. Van het ter vergadering verhandelde worden notulen gehouden.

STEMRECHT VAN AANDEELHOUDERS

Artikel 15

15.1. Elk aandeel geeft recht op het uitbrengen van een stem. Bij vestiging van een vruchtgebruik of een pandrecht op een aandeel kan het stemrecht, met inachtneming van de wettelijke bepalingen, aan de vruchtgebruiker of de pandhouder worden toegekend.

15.2. Aandeelhouders kunnen zich ter vergadering door een schriftelijk gevolmachtigde doen vertegenwoordigen.

15.3. Besluiten worden genomen bij volstrekte meerderheid van de uitgebrachte stemmen.

15.4. Tenzij de vennootschap vruchtgebruikers of pandhouders met stemrecht kent, kunnen aandeelhouders alle besluiten, die zij in vergadering kunnen nemen, buiten vergadering nemen, mits de directeuren in de gelegenheid zijn gesteld over het voorstel advies uit te brengen. Een zodanig besluit is slechts geldig, indien alle stemgerechtigde aandeelhouders schriftelijk, telegrafisch, per telex of per telecopier ten gunste van het desbetreffende voorstel stem hebben uitgebracht.

Degenen die buiten vergadering een besluit hebben genomen, doen van het aldus genomen besluit onverwijld mededeling aan de directie.

BOEKJAAR. JAARREKENING

Artikel 16

16.1. Het boekjaar is gelijk aan het kalenderjaar.

16.2. Jaarlijks binnen vijf maanden na afloop van elk boekjaar—behoudens verlenging van deze termijn met ten hoogste zes maanden door de algemene vergadering op grond van bijzondere omstandigheden—maakt de directie een jaarrekening op en legt zij deze voor de aandeelhouders en vruchtgebruikers en pandhouders met stemrecht ter inzage ten kantore van de vennootschap.

De jaarrekening gaat vergezeld van de verklaring van de accountant, bedoeld in artikel 17, zo de daar bedoelde opdracht is verstrekt, van het jaarverslag, tenzij artikel 2:403 Burgerlijk Wetboek, voor de vennootschap geldt, en van de in artikel 2:392 lid 1 Burgerlijk Wetboek, bedoelde overige gegevens, voor zover het in dat lid bepaalde op de vennootschap van toepassing is.

De jaarrekening wordt ondertekend door alle directeuren.

Indien de ondertekening van een of meer van hen ontbreekt, dan wordt daarvan onder opgaaf van de reden melding gemaakt.

16.3. Vaststelling van de jaarrekening geschiedt door de algemene vergadering. Decharge van de directeuren voor het door hen gevoerde beleid vloeit niet voort uit de vaststelling van de jaarrekening doch dient als afzonderlijk agendapunt tijdens de algemene vergadering te worden behandeld.

ACCOUNTANT

Artikel 17

De vennootschap kan aan een accountant, als bedoeld in artikel 2:393 Burgerlijk Wetboek, de opdracht verlenen om de door de directie opgemaakte jaarrekening te onderzoeken overeenkomstig het bepaalde in lid 3 van dat artikel, met dien verstande dat de vennootschap daartoe gehouden is indien de wet dat verlangt.

Indien de wet niet verlangt dat de in de vorige zin bedoelde opdracht wordt verleend, kan de vennootschap een opdracht tot onderzoek van de opgemaakte jaarrekening ook aan een andere deskundige verlenen; zodanige deskundige wordt hierna ook aangeduid als accountant.

Tot het verlenen van de opdracht is de algemene vergadering bevoegd. Gaat deze daartoe niet over, dan is de directie bevoegd.

De aan de accountant verleende opdracht kan te allen tijde worden ingetrokken door de algemene vergadering of door de directie, indien deze de opdracht heeft verleend.

De accountant brengt omtrent zijn onderzoek verslag uit aan de directie en geeft de uitslag van zijn onderzoek in een verklaring weer.

WINST EN VERLIES

Artikel 18

18.1. Uitkering van winst ingevolge het in dit artikel bepaalde geschiedt na vaststelling van de jaarrekening waaruit blijkt dat zij geoorloofd is.

18.2. De winst staat ter vrije beschikking van de algemene vergadering.

18.3. De vennootschap kan aan de aandeelhouders en andere gerechtigden tot de voor uitkering vatbare winst slechts uitkeringen doen voor zover haar eigen vermogen groter is dan het bedrag van het geplaatste kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden.

18.4. Ten laste van de door de wet voorgeschreven reserves mag een tekort slechts worden gedelgd voor zover de wet dat toestaat.

18.5. Bij de berekening van de verdeling van een voor uitkering op aandelen bestemd bedrag tellen de aandelen die de vennootschap houdt in haar eigen kapitaal niet mee.

WINSTUITKERING

Artikel 19

19.1. Dividenden zijn opeisbaar vier weken na vaststelling, tenzij de algemene vergadering daartoe op voorstel van de directie een andere datum bepaalt.

19.2. De algemene vergadering kan besluiten, dat dividenden geheel of gedeeltelijk in een andere vorm dan in contanten zullen worden uitgekeerd.

19.3. Onverminderd het bepaalde in artikel 18 lid 3, kan de algemene vergadering besluiten tot gehele of gedeeltelijke uitkering van reserves.

19.4. Onverminderd het bepaalde in artikel 18 lid 3, wordt, indien de algemene vergadering op voorstel van de directie dat bepaalt, uit de winst over het lopende boekjaar een interim-dividend uitgekeerd.

VEREFFENING

Artikel 20

20.1. Indien de vennootschap wordt ontbonden ingevolge een besluit van de algemene vergadering, geschiedt de vereffening door de directie, indien en voor zover de algemene vergadering niet anders bepaalt.

20.2. Nadat de rechtspersoon heeft opgehouden te bestaan blijven de boeken en bescheiden van de vennootschap gedurende zeven jaar berusten onder degene die daartoe door de vereffenaars is aangewezen.

SLOTVERKLARING

De comparant, handelend als gemeld, verklaarde tenslotte:

a. in het kapitaal van de vennootschap wordt deelgenomen door de Oprichtster voor achttienduizend (18.000) aandelen;

derhalve bedraagt het geplaatste kapitaal achttienduizend euro (EUR 18.000);

b. alle geplaatste aandelen zijn a pari in geld volgestort; storting in vreemd geld is toegestaan;

c. voor de eerste maal worden tot directeuren van de vennootschap benoemd:

(i) Keith Alan Helming, geboren op twaalf december negentienhonderd achtenvijftig te Indiana, de Verenigde Staten van Amerika; en

(ii) Gordon James Chase, geboren op vijfentwintig juni negentienhonderd negenenzeventig te Hatfield, Verenigd Koninkrijk;

d. het eerste boekjaar van de vennootschap eindigt op éénendertig december tweeduizend twaalf;

e. de verklaring als bedoeld in artikel 2:203a Burgerlijk Wetboek is aan deze akte gehecht.

De vennootschap aanvaardt de stortingen vermeld in deze verklaring voor het geval het een verklaring als bedoeld in lid 1 sub b van artikel 2:203a Burgerlijk Wetboek betreft.

De comparant is gemachtigd bij een onderhandse akte van volmacht welke onmiddellijk na het passeren aan deze akte zal worden gehecht.

De comparant is mij, notaris, bekend.

Deze akte is verleden te Amsterdam op de dag aan het begin van deze akte vermeld.

Nadat vooraf door mij, notaris, de zakelijke inhoud van deze akte aan de comparant is medegedeeld en door mij, notaris, is toegelicht, heeft hij verklaard van de inhoud daarvan te hebben kennisgenomen, met de inhoud in te stemmen en op volledige voorlezing daarvan geen prijs te stellen. Onmiddellijk na beperkte voorlezing is deze akte door de comparant en mij, notaris, ondertekend.

(w.g.) P.J. van Drooge, W.H. Bossenbroek

UITGEGEVEN VOOR AFSCHRIFT

NOTE: THIS IS A TRANSLATION INTO ENGLISH OF THE ARTICLES OF

ASSOCIATION (STATUTEN) OF A DUTCH PRIVATE COMPANY WITH

LIMITED LIABILITY (BESLOTEN VENNOOTSCHAP MET BEPERKTE

AANSPRAKELIJKHEID). IN THE EVENT OF A CONFLICT BETWEEN THE

ENGLISH AND DUTCH TEXTS, THE DUTCH TEXT SHALL PREVAIL.

DEED OF INCORPORATION

AERCAP AVIATION SOLUTIONS B.V.

On this day, the tenth day of April two thousand twelve, appeared before me, Wijnand Hendrik Bossenbroek, civil law notary in Amsterdam:

Pieter Jacob van Drooge, employed at my office at 1077 XV Amsterdam,

Strawinskylaan 1999, born in Enschede on the thirteenth day of June nineteen hundred and eighty-one,

acting for the purposes hereof as the holder of a written power of attorney of AerCap Holdings N.V., a limited liability company (naamloze vennootschap), having its corporate seat at Amsterdam (address: 1117 CE Luchthaven Schiphol, Stationsplein 965 AerCap House, trade register number: 34251954), hereinafter to be referred to as: the “Incorporator”.

The person appearing, acting in the above capacity, declared that he was hereby incorporating a private company with limited liability to be governed by the following

ARTICLES OF ASSOCIATION (STATUTEN)

NAME AND SEAT

Article 1

1.1 The name of the Company is AerCap Aviation Solutions B.V.

1.2 It has its corporate seat at Amsterdam.

OBJECTS

Article 2

The objects of the Company are:

a. to enter into financial engagements, particularly into financial and operational lease agreements, with respect to airplanes and helicopters, airplane and helicopter engines, (spare) components of airplanes and helicopters, as well as related technical equipments and other technical equipment as the company deems fit;

b. to enter into service agreements which support the before mentioned engagements;

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c. to acquire, exploit and sell the before mentioned objects;

d. to participate in, to finance, to collaborate with, to conduct the management of and provide advice and other services to legal persons and other enterprises with the same or similar objects;

e. to acquire, use and/or assign industrial and intellectual property rights;

f. to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned;

g. to provide security for the debts of legal persons or of any other company; and

h. to do anything which is, in the widest sense of the word, connected with or may be conducive to the attainment of these objects.

SHARE CAPITAL AND SHARES

Article 3

3.1. The authorised share capital of the company amounts to ninety thousand euro (EUR 90,000). It is divided into ninety thousand (90,000) shares of one euro (EUR 1) each.

3.2. The shares shall be in registered form and shall consecutively be numbered from 1 onwards.

3.3. No share certificates shall be issued.

3.4. The company may make loans in respect of a subscription for or acquisition of shares in its share capital up to an amount not exceeding the amount of its distributable reserves. A resolution by the managing board to make a loan as referred to in the preceding sentence shall be subject to the approval of the general meeting of shareholders, hereinafter also to be referred to as: the general meeting.

The company shall maintain a non-distributable reserve for an amount equal to the outstanding amount of the loans as referred to in this paragraph.

ISSUE OF SHARES

Article 4

4.1. Shares shall be issued pursuant to a resolution of the general meeting; the general meeting shall determine the price and further terms and conditions of the issue.

4.2. Shares shall never be issued at a price below par.

4.3. Shares shall be issued by notarial deed, in accordance with the provisions set out in section 2:196 of the Civil Code.

4.4. Shareholders have no pre-emption rights upon issue of shares or upon a grant of rights to subscribe for shares.

4.5. The company is not authorised to cooperate in the issue of depositary receipts for shares.

PAYMENT FOR SHARES

Article 5

5.1. Shares shall only be issued against payment in full.

5.2. Payment must be made in cash, providing no alternative contribution has been agreed.

5.3. Payment in cash may be made in a foreign currency, subject to the company’s consent.

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REPURCHASE AND DISPOSAL OF SHARES

Article 6

6.1. Subject to authorisation by the general meeting, the managing board may cause the company to acquire such number of fully paid up shares in its own share capital for a consideration that the aggregate par value of the shares in its share capital to be acquired and already held by the company and its subsidiary companies does not exceed half the issued share capital and without prejudice to the other provisions of the law in respect thereof.

6.2. Article 4, paragraph 1, shall equally apply to the disposal of shares acquired in its share capital by the company. A resolution to dispose of such shares shall be deemed to include the approval as referred to in section 2:195, subsection 3 of the Civil Code.

SHAREHOLDERS REGISTER

Article 7

7.1. The managing board shall maintain a shareholders register in accordance with the requirements set for that purpose by law.

7.2. The managing board shall make the register available at the office of the company for inspection by the shareholders.

NOTICES OF MEETINGS AND NOTIFICATIONS

Article 8

8.1. Notices of meetings and notifications to shareholders shall be sent by registered or regular letter to the addresses stated in the shareholders register.

8.2. Notifications to the managing board shall be sent by registered or regular letter to the office of the company or to the addresses of all managing directors.

TRANSFER OF SHARES

Article 9

Any transfer of shares shall be effected by notarial deed, in accordance with the provisions set out in section 2:196 of the civil Code.

RESTRICTIONS ON THE TRANSFER OF SHARES

Article 10

10.1. A transfer of shares in the company—not including a transfer by the company of shares which it has acquired in its own share capital—may only be effected with due observance of paragraphs 2 to 7 inclusive of this article.

10.2. A shareholder who wishes to transfer one or more shares shall require the approval of the general meeting.

10.3. The transfer must be effected within three months after the approval has been granted or is deemed to have been granted.

10.4. The approval shall be deemed to have been granted if the general meeting, simultaneously with the refusal to grant its approval, does not provide the requesting shareholder with the names of one or more prospective purchasers who are prepared to purchase all the shares referred to in the request for approval, against payment in cash, at the purchase price determined in accordance with paragraph 5; the company itself may only be designated as prospective purchaser with the approval of the requesting shareholder.

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The approval shall likewise be deemed granted if the general meeting has not made a decision in respect of the request for approval within six weeks of its receipt.

10.5. The requesting shareholder and the prospective purchasers accepted by him shall determine the purchase price referred to in paragraph 4 by mutual agreement.

Failing agreement, the purchase price shall be determined by an independent expert, to be designated by mutual agreement between the managing board and the requesting shareholder.

10.6. Should the managing board and the requesting shareholder fail to reach agreement on the designation of the independent expert, such designation shall be made by the President of the Chamber of Commerce and Industry, within the district in which the company has its head office.

10.7. Once the purchase price of the shares has been determined by the independent expert, the requesting shareholder shall be free, for a period of one month after such determination of the purchase price, to decide whether he will transfer his shares to the designated prospective purchasers.

MANAGEMENT

Article 11

11.1. The company shall be managed by a managing board, consisting of one or more managing directors. The general meeting shall determine the number of managing directors.

A legal entity may be appointed as a managing director.

11.2. Managing directors shall be appointed by the general meeting. The general meeting may at any time suspend and dismiss managing directors.

11.3. The general meeting shall determine the terms and conditions of employment of the managing directors.

11.4. In the event that one or more managing directors is prevented from acting or is failing, the remaining managing directors or the only remaining managing director shall temporarily be in charge of the management.

In the event that all managing directors are or the only managing director is prevented from acting or are / is failing, the person designated or to be designated for that purpose by the general meeting shall temporarily be in charge of the management.

Failing one or more managing directors the person referred to in the preceding sentence shall take the necessary measures as soon as possible in order to have a definitive arrangement made.

RESOLUTIONS BY THE MANAGEMENT BOARD

Article 12

12.1. With due observance of these articles of association, the managing board may adopt rules governing its internal proceedings. Furthermore, the managing directors may divide their duties among themselves, whether or not by rule.

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12.2. The managing board shall meet whenever a managing director so requires. The managing board shall adopt its resolutions by an absolute majority of votes cast.

In a tie vote, the general meeting shall decide.

12.3. The managing board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing, by cable, by telex or by telefax and all managing directors have expressed themselves in favour of the proposal concerned.

12.4. The managing board shall adhere to the instructions of the general meeting in respect of the general financial, social, economic and personnel policies to be pursued by the company.

12.5. The general meeting may adopt resolutions pursuant to which clearly specified resolutions of the managing board require its approval.

REPRESENTATION. AUTHORISED SIGNATORIES

Article 13

13.1. The managing board as well as each managing director individually shall have power to represent the company.

13.2. If a managing director, acting in his personal capacity, enters into an agreement with the company, or if he, acting in his personal capacity, conducts any litigation against the company, the company may be represented in that matter by one of the other managing directors, unless the general meeting designates a person for that purpose or unless the law provides otherwise for such designation. Such person may also be the managing director with whom the conflict of interest exists. If a managing director has a conflict of interest with the company other than as referred to in the first sentence of this paragraph, he shall as each of the other managing directors have power to represent the company.

13.3. The managing board may grant to one or more persons, whether or not employed by the company, the power to represent the company (“procuratie”) or grant in a different manner the power to represent the company on a continuing basis. The managing board may also grant such titles as it may determine to persons, as referred to in the preceding sentence, as well as to other persons, but only if such persons are employed by the company.

GENERAL MEETINGS

Article 14

14.1. The annual general meeting shall be held within six months after the end of the financial year.

14.2. The agenda for this meeting shall in any case include the adoption of the annual accounts and the allocation of profits, unless the period for preparation of the annual accounts has been extended.

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At such general meeting the person referred to in article 11, paragraph 4, shall be designated and, furthermore, all items which have been put on the agenda in accordance with paragraphs 5 and 6 of this article shall be discussed.

14.3. A general meeting shall be convened whenever the managing board or a shareholder considers appropriate.

14.4. General meetings shall be held in the municipality where the company has its corporate seat.

Resolutions adopted at a general meeting held elsewhere shall be valid only if the entire issued share capital is represented.

14.5. Shareholders and usufructuaries and pledgees with voting rights shall be given notice of the general meeting by the managing board, by a managing director or by a shareholder. The notice shall specify the items to be discussed.

14.6. Notice shall be given not later than on the fifteenth day prior to the date of the meeting.

If the notice period was shorter or if no notice was sent, no valid resolutions may be adopted unless the resolution is adopted by unanimous vote at a meeting at which the entire issued share capital is represented.

The provision of the preceding sentence shall equally apply to matters which have not been mentioned in the notice of meeting or in a supplementary notice sent with due observance of the notice period.

14.7. The general meeting shall appoint its chairman. The chairman shall designate the secretary.

14.8. Minutes shall be kept of the business transacted at a meeting.

VOTING RIGHTS OF SHAREHOLDERS

Article 15

15.1. Each share confers the right to cast one vote. If a usufruct or pledge on shares is established, the voting rights may be granted to the usufructuary and pledgee, with due observance of the legal provisions.

15.2. Shareholders may be represented at a meeting by a proxy authorised in writing.

15.3. Resolutions shall be adopted by an absolute majority of votes cast.

15.4. Unless the Company has usufructuaries or pledgees with voting rights, shareholders may adopt any resolutions which they could adopt at a meeting, provided that the managing directors have been able to advice regarding such resolution. Such a resolution shall only be valid if all shareholders entitled to vote have cast their votes in writing, by cable, by telex or by telefax in favour of the proposal concerned.

Those who have adopted a resolution without holding a meeting shall forthwith notify the managing board of the resolution so adopted.

FINANCIAL YEAR. ANNUAL ACCOUNTS

Article 16

16.1. The financial year shall coincide with the calendar year.

16.2. Annually, within five months after the end of each financial year—subject to an

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extension of such period not exceeding six months by the general meeting on the basis of special circumstances—the managing board shall prepare annual accounts and shall make these available at the office of the company for inspection by the shareholders and usufructuaries or pledgees with voting rights. The annual accounts shall be accompanied by the auditor’s certificate, referred to in article 17, if the assignment referred to in that article has been given, by the annual report, unless section 2:403 of the Civil Code is applicable to the company, and by the additional information referred to in section 2:392, subsection 1 of the Civil Code, insofar as the provisions of that subsection apply to the company.

The annual accounts shall be signed by all managing directors. If the signature of one or more of them is lacking, this shall be disclosed, stating the reasons thereof.

16.3. The annual accounts shall be approved and adopted by the General Meeting. The discharge of directors for their conduct of affairs does not automatically result from the approval of the annual accounts, but should be dealt with as a separate item on the agenda of the general meeting.

AUDITOR

Article 17

The company may give an assignment to an auditor, as referred to in section 2:393 of the civil Code, to audit the annual accounts prepared by the managing board in accordance with subsection 3 of such section provided that the company shall give such assignment if the law so requires.

If the law does not require that the assignment mentioned in the preceding sentence be given the company may also give the assignment to audit the annual accounts prepared by the managing board to another expert; such expert shall hereinafter also be referred to as: auditor.

The general meeting shall be authorised to give the assignment referred to above. If the general meeting fails to do so, then the managing board shall be so authorised.

The assignment given to the auditor may be revoked at any time by the general meeting and by the managing board if it has given such assignment.

The auditor shall report on his audit to the managing board and shall issue a certificate containing its results.

PROFIT AND LOSS

Article 18

18.1. Distribution of profits pursuant to this article shall be made following the adoption of the annual accounts which show that such distribution is allowed.

18.2. The profits shall be at the free disposal of the general meeting.

18.3. The company may only make distributions to shareholders and other persons entitled to distributable profits to the extent that its equity exceeds the total amount of its issued share capital and the reserves to be maintained pursuant to the law.

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18.4. A loss may only be applied against reserves maintained pursuant to the law to the extent permitted by law.

18.5. When determining the division of the amount to be distributed among shareholders, shares which are held by the company shall not be counted.

DISTRIBUTION OF PROFITS

Article 19

19.1. Dividends shall be due and payable four weeks after they have been declared, unless the general meeting determines another date on the proposal of the managing board.

19.2. The general meeting may resolve that dividends shall be distributed in whole or in part in a form other than cash.

19.3. Without prejudice to article 18, paragraph 3, the general meeting may resolve to distribute all or any part of the reserves.

19.4. Without prejudice to article 18, paragraph 3, an interim dividend shall be distributed out of the profits made in the current financial year, if the general meeting so determines on the proposal of the managing board.

LIQUIDATION

Article 20

20.1. If the company is dissolved pursuant to a resolution of the general meeting, it shall be liquidated by the managing board, if and to the extent that the general meeting shall not resolve otherwise.

20.2. After the legal entity has ceased to exist, the books and records of the company shall remain in the custody of the person designated for that purpose by the liquidators for a period of seven years.

FINAL STATEMENTS

Finally, the person appearing, acting in the stated capacity, declared:

a. the Incorporator is participating as to eighteen thousand (18,000) shares in the Company’s share capital;

accordingly, the issued share capital is eighteen thousand euro (EUR 18,000);

b. all issued shares have been fully paid up in cash at nominal value; payments may be made in a foreign currency;

c. (i) Keith Alan Helming, born on the twelfth day of December nineteen hundred and fifty-eight in Indiana, the United States of America; and

(ii) Gordon James Chase, born on the twenty-fifth day of June nineteen hundred and seventy-nine in Hatfield, United Kingdom,

are appointed as the first managing directors of the Company;

d. the first financial year shall end on the thirty-first day of December two thousand and twelve.

e. the statement referred to in Article 2:203a Civil Code has been attached to this deed. In the event that it is a statement referred to in Article 2:203a(1)(b) Civil Code, the Company accepts the payments referred to in the statement.

The authorisation granted to the person appearing is evidenced by one private power of attorney which immediately after the execution will be attached to this deed. The person appearing is known to me, civil law notary.

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This deed was executed in Amsterdam on the date mentioned in its heading. After I, civil law notary, had conveyed and explained the contents of the deed in substance to the person appearing, he declared that he had taken note of the contents of the deed, was in agreement with the contents and did not wish them to be read out in full. Following a partial reading, the deed was signed by the person appearing and by me, civil law notary.

(Signed): P.J. van Drooge, W.H. Bossenbroek

ISSUED FOR TRUE COPY
(Signed: W.H. Bossenbroek)

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